As filed with the Securities and Exchange Commission on October 31, 2019
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PHILLIPS EDISON & COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	27-1106076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Edison
Chief Executive Officer
11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tanya Brady, Esq. Phillips Edison & Company, Inc. 11501 Northlake Drive Cincinnati, Ohio 45249 Tel: 513-554-1110	Yoel Kranz, Esq. David H. Roberts, Esq. Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 Tel: 212-813-8800

Approximate date of commencement of proposed sale to public: From time to time after effectiveness of the registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check One):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☑	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	$1,514,111,484	$196,531.67

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
The Registrant previously registered (i) $200,000,000 of common stock pursuant to the Registrant’s Registration Statement on Form S-3 (No. 333-209506) filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2016 for which the filing fee of $20,140 was paid and (ii) 4,610,152 shares of common stock with a proposed maximum aggregate offering price of $30,380,901.68 pursuant to the Registrant’s Registration Statement on Form S-4 (No. 333-233624) filed with the SEC on September 4, 2019 for which the filing fee of $3,682.17 was paid. Phillips Edison Grocery Center REIT III, Inc. (which entity, as a result of a merger involving the Registrant, became an indirect wholly owned subsidiary of the Registrant on October 31, 2019) previously registered $1,700,000,000 of common stock pursuant to Registration Statement on Form S-11, as amended (No. 333-217924) which was initially filed with the SEC on May 12, 2017 and declared effective by the SEC on May 8, 2018 and for which the filing fee of $197,030 was paid. Pursuant to Rule 457(p) of the Securities Act, the registration fee due hereunder has been offset by (x) $168.92 of unused filing fees with respect to unsold securities registered under Registration Statement No. 333-209506, (y) $37.17 of unused filing fees with respect to unsold securities registered under Registration Statement No. 333-233624 and (z) $196,325.58 of unused filing fees with respect to unsold securities registered under Registration Statement No. 333-217924.

PHILLIPS EDISON & COMPANY, INC.
Dividend Reinvestment Plan
$1,514,111,484 of Shares of Common Stock
______________________________________

Phillips Edison & Company, Inc. (“PECO”) is a Maryland corporation, incorporated October 13, 2009, that elected to be taxed as a real estate investment trust, or REIT, beginning with the taxable year that ended December 31, 2010. We have acquired, and intend to continue to acquire, and operate a diversified portfolio of well-occupied grocery-anchored neighborhood and community shopping centers leased to a mix of national and regional, creditworthy retailers selling necessity-based goods and services in strong demographic markets throughout the United States. As of June 30, 2019, PECO managed a diversified portfolio of 336 shopping centers, including 298 centers owned directly by PECO comprising approximately 33.5 million square feet located in 32 states. PECO also operates an investment management business with approximately $725 million of third-party assets under management as of June 30, 2019.
We are offering up to $1,514,111,484 of shares of our common stock to our existing stockholders pursuant to our amended and restated dividend reinvestment plan. Some of the significant features of the plan are:

•	Stockholders who elect to participate in the plan may choose to invest all or a portion of their cash distributions in shares of our common stock.

•	We are offering the shares based on the most recent estimated value per share of our common stock established by our Board of Directors, which was $11.10 per share as of May 8, 2019.

•	We may amend or terminate the dividend reinvestment plan for any reason at any time upon ten days’ notice to participants.

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Participants may terminate participation in the plan at any time upon written notice to us. For your termination to be effective for a particular distribution, we must have received your notice of termination at least ten business days prior to the last day of the month to which the distribution relates.

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If you participate in our dividend reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any.

You may elect to participate in our dividend reinvestment plan by completing the dividend reinvestment form or other company-approved authorization form.
Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our most recent Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Securities and Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus.
Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.
This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.
The date of this prospectus is October 31, 2019.

SUITABILITY STANDARDS
The shares we are offering through this prospectus are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, you will have difficulty selling your shares. In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These general suitability standards require that a purchaser of shares have either:

•	a net worth of at least $250,000; or

•	gross annual income of at least $70,000 and a net worth of at least $70,000.
In addition, the states listed below have established suitability requirements that are more stringent than ours and investors in these states are directed to the following special suitability standards:

•	California – In addition to the general suitability requirements described above, an investor’s maximum investment in our shares is limited to 10% of such investor’s net worth.

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Ohio – In addition to the general suitability requirements described above, an investor’s aggregate investment in our shares, shares of our affiliates and in other non-traded real estate investment programs may not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

•	Oregon – In addition to the general suitability requirements described above, an investor’s maximum investment in us and our affiliates cannot exceed 10% of the investor’s net worth.
For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “would,” “should,” “could,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Such statements include, in particular, statements about our plans, strategies, and prospects, and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. These risks include, without limitation, (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in our portfolio to our tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of our portfolio in a limited number of industries, geographies, or investments; and (ix) any of the other risks included in this prospectus. Therefore, such statements are not intended to be a guarantee of our performance in future periods. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement.
See Part I, Item 1A of our most recent Annual Report on Form 10-K and under Part II, Item 1A of our most recent Quarterly Reports on Form 10-Q, and any updated risk factors contained in future filings we make under the Exchange Act, which are incorporated by reference into this prospectus, as amended and supplemented, for a discussion of some of the risks and uncertainties, although not all of the risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements.
Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus.

PROSPECTUS SUMMARY
This summary highlights material information about this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully before making a decision to participate in the dividend reinvestment plan. You should also review the section of this prospectus titled “Incorporation of Certain Information by Reference.”
Who is Phillips Edison & Company, Inc.?
Phillips Edison & Company, Inc. (“PECO,” the “Company,” “we,” “our,” or “us”) is an internally-managed REIT that was formed as a Maryland corporation in October 2009 and elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2010 and each year thereafter.
PECO primarily owns and manages well-occupied, grocery-anchored neighborhood and community shopping centers having a mix of national, regional, and local retailers providing necessity-based goods and services in strong demographic markets throughout the United States. As of June 30, 2019, PECO managed a diversified portfolio of 336 shopping centers, including 298 centers owned directly by PECO comprising approximately 33.5 million square feet located in 32 states.
Substantially all of our business is conducted through Phillips Edison Grocery Center Operating Partnership I, L.P. (“Operating Partnership”), a Delaware limited partnership formed in December 2009. We are a limited partner of the Operating Partnership, and our wholly-owned subsidiary, Phillips Edison Grocery Center OP GP I LLC, is the sole general partner of the Operating Partnership. The majority of our revenues are lease revenues derived from our owned real estate investments.
Our business objective is to own, operate, and manage well-occupied, grocery-anchored shopping centers that generate cash flows to support distributions to our stockholders and that have the potential for capital appreciation. We seek to achieve this objective through our focus on leasing, merchandising, and efficient property management within our wholly-owned portfolio; strategic acquisitions and capital recycling; and investment management activities. Altogether, our goal is to provide great grocery-anchored shopping experiences and improve our communities one center at a time.
Focus on Growth in Our Wholly-Owned Portfolio—We believe our focus on the following areas will lead to growth in our portfolio and improved return for our investors:

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Protecting Our Core Investment—We add value by overseeing all aspects of operations at our properties. Our property managers maintain a local presence in order to effectively manage operating costs while maintaining a pleasant, clean, and safe environment where retailers can be successful and customers can enjoy their shopping experience. We utilize our effective accounting, billing, and tax review platform to facilitate our daily operations.

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Leasing—Our national footprint of experienced leasing professionals is dedicated to (i) creating the optimal merchandising mix for a center, (ii) increasing occupancy at our centers, (iii) maximizing rental income by capitalizing on below-market rent opportunities within our portfolio, (iv) increasing rents as leases expire, and (v) executing leases with contractual rent increases.

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Redevelopment—Our team of seasoned professionals identifies opportunities to unlock additional value at our properties through our redevelopment program. Our redevelopment strategies include outparcel construction, footprint reconfiguration, anchor repositioning, and anchor expansion, among others. We expect these opportunities to increase the overall yield and value of our properties, which will allow us to generate higher returns for our stockholders while creating great grocery-anchored shopping center experiences.

Capital Recycling and Strategic Acquisitions—We continually evaluate opportunities to recycle capital through the disposition of assets. The disposition of assets that we believe have achieved their maximum value, potentially have lower future growth profiles, or have higher retailer risk provides us with capital to strengthen our balance sheet or to pursue assets with higher growth opportunities. The recycled capital allows us to purchase assets located in attractive demographic markets throughout the United States where our management believes our fully-integrated operating platform can add value and create growth.
Investment Management Activities—Our investment management business utilizes the in-house experience of owning and operating grocery-anchored shopping centers to generate revenue by providing comprehensive real estate and asset management services to third-party funds, including (i) Phillips Edison Grocery Center REIT III, Inc., which merged into PECO on October 31, 2019; (ii) three institutional joint ventures, and (iii) one private fund. Collectively, the assets under management for these external funds totaled approximately $725 million as of June 30, 2019. Our investment management business will expand our platform and relationships while preserving our balance sheet and will afford us the opportunity to consider acquisitions in the future similar to what we have done historically.
Joint Ventures—We participate in certain joint venture opportunities which we feel are beneficial to our stockholders over the long-term. We have contributed certain assets to two joint ventures with well-respected institutional investors, where we maintain an ownership interest in the assets while maintaining operational control at the property level and generating fees from services. This provides us opportunities to increase our revenue and share in a portion of the potential capital appreciation of a given property.
Conservative Balance Sheet—Our goal is to preserve a flexible yet conservative capital structure, while maintaining a focus on driving stockholder returns. We believe it is critical to have access to multiple forms of capital, including common stock, unsecured debt, bank debt, and mortgage debt, to maximize availability and minimize our overall cost of capital. We believe maintaining a conservative balance sheet with an appropriately staggered debt maturity profile positions the Company well for long-term growth.
Our principal executive office is located at 11501 Northlake Drive, Cincinnati, Ohio 45249, and our telephone number is (513) 554-1110. Our website address is www.phillipsedison.com. The contents of that website are not incorporated by reference in, or are otherwise a part of, this prospectus.
What is the dividend reinvestment plan?
We are offering up to $1,514,111,484 of shares of our common stock to our existing stockholders pursuant to our third amended and restated dividend reinvestment plan (the “dividend reinvestment plan” or the “plan”). Pursuant to the plan, stockholders may elect to have all or a portion of their distributions reinvested in additional shares of our common stock. The purchase price for shares purchased under the dividend reinvestment plan is the most recent estimated value per share of our common stock established by our Board of Directors, which was $11.10 per share as of May 8, 2019. No selling commissions or dealer manager fees are payable on shares sold under our dividend reinvestment plan.
We may amend or terminate the dividend reinvestment plan for any reason at any time upon ten days’ written notice to the participants. We may provide notice by including such information (1) in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the U.S. Securities and Exchange Commission, or SEC, or (2) in a separate mailing to the participants.
Who may participate in the dividend reinvestment plan?
All of our common stockholders are eligible to participate in our dividend reinvestment plan; however, we may elect to deny your participation in the dividend reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.
At any time prior to the listing of our shares on a national stock exchange, you must cease participation in our dividend reinvestment plan if you no longer meet the net income and net worth standards set forth in our charter or in this prospectus, as amended and supplemented. Participants must agree to notify us promptly when they no longer meet these standards. See the “Suitability Standards” section of this prospectus (immediately following the cover page).
If you choose to participate in our dividend reinvestment plan you will need to fill out a dividend reinvestment form, like the one contained in this prospectus as Appendix B, which is available on our website at www.phillipsedison.com or which we will provide to you at your request. Your participation in the dividend reinvestment plan will begin with the next distribution made after receipt of your dividend reinvestment form that is at least 10 days after our receipt of the form. You can choose to have all or a portion of your distributions reinvested through the dividend reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time by completing a new dividend reinvestment form or other form provided for that purpose. You should consult with your financial advisor before making any decision to participate in or to increase your level of participation in the dividend reinvestment plan. If you choose to change the percentage of your distributions that will be reinvested, you must represent that you continue to meet the applicable suitability standards set forth in this prospectus, as amended and supplemented.
What are the tax consequences of participation in the dividend reinvestment plan?
If you elect to participate in the dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the dividend reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. Backup withholding, currently at a rate of 24%, may apply to dividends or other distributions paid if you fail to furnish a valid taxpayer identification number or fail to certify that you are not subject to withholding.
How will you use the proceeds raised in this offering?
We expect to use the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the following:

•	investments in and redevelopment of real estate properties;

•	capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties;

•	the repayment of debt; and

•	the repurchase of shares under our share repurchase program or otherwise.
We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for specific purposes. No selling commissions or dealer manager fees are payable on shares sold under our dividend reinvestment plan, and we expect any other offering expenses to be nominal.
What are your investment objectives?
Our primary investment objectives are:

•	to preserve and protect your capital contribution;

•	to provide you with stable cash distributions;

•	to realize growth in the value of our assets upon the sale of such assets; and

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to provide you with the potential for future liquidity through the sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction, or a liquidity event.

We may return all or a portion of your capital contribution in connection with the sale of the company or the assets we have acquired or upon maturity or payoff of debt investments we may make. Alternatively, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares.
Are there any special restrictions on the ownership or transfer of shares?
Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code of 1986, as amended (the “Code”). Our charter also limits your ability to sell your shares unless: (1) the prospective purchaser meets the suitability standards regarding income or net worth and (2) the transfer complies with the minimum purchase requirements.
Will I be notified of how my investment is doing?
Yes, we will provide you with periodic updates on the performance of your investment in us, including: (1) quarterly account statements, (2) the Company’s annual report, and (3) the Company’s three quarterly financial reports. We will provide this information to you via one or more of the following methods: (i) U.S. mail or other courier, (ii) facsimile, (iii) electronic delivery, or (iv) posting on our website at www.phillipsedison.com.
When will I get my detailed tax information?
We intend to issue and mail your Form 1099-DIV tax information, or such other successor form, by January 31st of each year.
Who can help answer my questions about the offering?
If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact your financial advisor or contact:
Phillips Edison & Company, Inc.
Attention: Investor Relations
11501 Northlake Drive
Cincinnati, Ohio 45249
(833) 347-5717
Email: investorrelations@phillipsedison.com
Where can I find more information about Phillips Edison & Company, Inc.?
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC rules allow us to incorporate by reference information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Further, any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus.
RISK FACTORS
An investment in our common stock involves various risks and uncertainties. For a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition, you should carefully review the risk factors disclosed under Part I, Item 1A of our most recent Annual Report on Form 10-K and under Part II, Item 1A of our most recent Quarterly Reports on Form 10-Q, and any updated risk factors contained in future filings we make under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus, as amended and supplemented. These risks can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment.
ESTIMATED USE OF PROCEEDS
We expect to use the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the following:

•	investments in and redevelopment of real estate properties;

•	capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties;

•	the repayment of debt; and

•	the repurchase of shares under our share repurchase program or otherwise.
We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for specific purposes. No selling commissions or dealer manager fees are payable on shares sold under our dividend reinvestment plan, and we expect any other offering expenses to be nominal.
DESCRIPTION OF DIVIDEND REINVESTMENT PLAN
We have adopted a third amended and restated dividend reinvestment plan pursuant to which you may elect to have your dividends and other distributions reinvested in additional shares of our common stock. The following discussion summarizes the principal terms of this plan. Appendix A to this prospectus contains the full text of our third amended and restated dividend reinvestment plan as is in effect as of the date of this prospectus.
Eligibility
All of our common stockholders are eligible to participate in our dividend reinvestment plan; however, we may elect to deny your participation in the dividend reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.
At any time prior to the listing of our shares on a national stock exchange, you must cease participation in our dividend reinvestment plan if you no longer meet the net income and net worth standards set forth in our charter or in the then-current prospectus. Participants must agree to notify us promptly when they no longer meet these standards. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the dividend reinvestment form attached hereto as Appendix B.
Election to Participate
If you choose to participate in our dividend reinvestment plan, you will need to fill out a dividend reinvestment form, like the one contained in this prospectus as Appendix B, which is available on our website at www.phillipsedison.com or can be provided to you at your request. Your participation in the dividend reinvestment plan will begin with the next distribution made after receipt of your dividend reinvestment form. You can choose to have all or a portion of your distributions reinvested through the dividend reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time by completing a new dividend reinvestment form or other form provided for that purpose. You should consult with your financial advisor before making any decision to participate in or to increase your level of participation in the dividend reinvestment plan. If you choose to increase the percentage of your distributions that will be reinvested, you must represent that you continue to meet the applicable suitability standards set forth in this prospectus, as amended and supplemented.
Stock Purchases
Shares will be purchased under the dividend reinvestment plan promptly after the date of each monthly distribution payment. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under the dividend reinvestment plan. The purchase price for shares purchased under the dividend reinvestment plan will be the most recent estimated value per share of our common stock established by our Board of Directors, which was $11.10 per share as of May 8, 2019.
After the termination of the offering of our shares pursuant to the dividend reinvestment plan, we may determine to allow participants to reinvest cash distributions from us in shares issued by other real estate programs sponsored by us or our affiliates only if all of the following conditions are satisfied:

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prior to the time of such reinvestment, the participant has received the final prospectus and any supplements thereto offering interests in the affiliated program and such prospectus allows investments pursuant to a dividend reinvestment plan;

•	a registration statement covering the interests in the affiliated program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);

•	the offer and sale of such interests are qualified for sale under applicable state securities laws;

•	the participant executes the subscription agreement included with the prospectus for the affiliated program; and

•	the participant qualifies under applicable investor suitability standards as contained in the prospectus for the affiliated program.
Stockholders who invest in affiliated programs pursuant to our dividend reinvestment plan will become investors in such affiliated programs and, as such, will receive the same reports as other investors in such affiliated programs.
Account Statements
You or your designee will receive a confirmation of your purchases under the dividend reinvestment plan in your quarterly statements. Your quarterly statement will disclose the following information:

•	the amount of the distribution reinvested for your account;

•	the date of the reinvestment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.
In addition, within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year as well as the effect and tax consequences of reinvesting distributions.
Fees and Commissions
No selling commissions or dealer manager fees are payable on shares sold under the dividend reinvestment plan.
Voting
You may vote all shares, including fractional shares, that you acquire through the dividend reinvestment plan.
U.S. Federal Income Tax Consequences of Participation
If you elect to participate in the dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the dividend reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. Backup withholding, currently at a rate of 24%, may apply to dividends or other distributions paid if you fail to furnish a valid taxpayer identification number or fail to certify that you are not subject to withholding. See “Material U.S. Federal Income Tax Considerations.”
Termination of Participation
You may terminate your participation in the dividend reinvestment plan at any time by submitting an Account Update Form indicating that you wish to terminate participation in the dividend reinvestment plan. For your termination to be effective for a particular distribution, we must have received your notice of termination at least ten business days prior to the last day of the month to which the distribution relates. Any transfer of your shares will effect a termination of the participation of those shares in the dividend reinvestment plan. We will terminate your participation in the dividend reinvestment plan to the extent that a reinvestment of your distributions would cause you to violate the ownership limit contained in our charter, unless you have obtained an exemption from the ownership limit from our board of directors. If you elect to redeem some, but less than all, of your shares pursuant to our share repurchase program, you will remain enrolled in the dividend reinvestment plan with respect to your remaining shares unless you submit an Account Update Form indicating that you wish to terminate participation in the dividend reinvestment plan.

Amendment or Termination of Plan
We may amend or terminate the dividend reinvestment plan for any reason at any time upon ten days’ written notice to the participants. We may provide notice by including such information (1) in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or (2) in a separate mailing to the participants.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock.
This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”); and

•	court decisions;
in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings.
Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this summary. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS regarding PECO’s qualification as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws.
This summary assumes you hold shares of PECO common stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, except where specifically noted, this discussion does not address the tax consequences relevant to persons or entities subject to special rules, including, without limitation:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons or entities who hold shares of PECO common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons or entities subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	‘‘controlled foreign corporations,’’ ‘‘passive foreign investment companies,’’ and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons who hold 10% or more (by vote or value) of PECO common stock;

•	persons holding shares of PECO common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	United States persons or entities whose functional currency is not the U.S. dollar;

•	tax-qualified retirement plans; or

•	persons or entities subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

When we use the term “U.S. holder,” we mean a holder of shares of PECO common stock who, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a United States court and the control of one or more ‘‘United States persons’’ (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If you are a nonresident alien individual or foreign corporation for U.S. federal income tax purposes that is not otherwise subject to special treatment under the Code and that holds shares of PECO common stock and you are not a U.S. holder, you are a ‘‘non-U.S. holder.’’
If an entity treated as a partnership for U.S. federal income tax purposes holds shares of PECO common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of PECO common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PECO COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
The sections of the Code and the corresponding Treasury regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of the securities of PECO and of the election of PECO to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.
Classification and Taxation of PECO as a REIT
PECO elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2010. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.
PECO believes that its ownership, form of organization and operations through the date hereof and its proposed ownership, organization and method of operations thereafter have enabled and will enable it to qualify as a REIT beginning with its taxable year ended December 31, 2010.  PECO has received an opinion of its tax counsel, Goodwin Procter LLP, to the effect that (i) it has been organized in conformity with the requirements for qualification and taxation as a REIT, and (ii) its prior, current and proposed organization, ownership, distributions and method of operation as represented by management have allowed it and will allow PECO to satisfy the requirements for qualification and taxation as a REIT commencing with PECO’s taxable year ended December 31, 2010. This opinion was based on representations made by PECO as to certain factual matters relating to its prior and intended and expected organization, ownership and method of operation. Goodwin Procter LLP has not verified those representations, and their opinion assumes that such representations and covenants are accurate and complete, that PECO has been owned, organized and operated and PECO will continue to be owned and organized and will continue to operate in accordance with such representations and that PECO will take no action inconsistent with its status as a REIT. In addition, this opinion was based on the law existing and in effect as of its date. PECO’s qualification and taxation as a REIT will depend on its ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and various other qualification tests imposed under the Code discussed below. Goodwin Procter LLP has not reviewed PECO’s, and will not review PECO’s, compliance with these tests on a continuing basis. Accordingly, the opinion of its tax counsel does not guarantee PECO’s ability to qualify as or remain qualified as a REIT, and no assurance can be given that PECO has satisfied such tests for its taxable year ended December 31, 2010 or for any subsequent period or that PECO will continue to satisfy such tests. Also, the opinion of Goodwin Procter LLP is not binding on the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise PECO or the holders of its stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

So long as PECO qualifies for taxation as a REIT, it generally will be entitled to a deduction for dividends that it pays, and therefore will not be subject to U.S. federal income tax on its net income that it distributes currently to its stockholders.
This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if PECO qualifies for taxation as a REIT, it will be subject to federal income tax as follows:

•
PECO will be subject to regular U.S. federal corporate income tax on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•
If PECO has net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, PECO will be subject to tax at the highest U.S. federal corporate income rate on this income.

•
If PECO has net income from “prohibited transactions” it will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•
If PECO fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, PECO will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which it fails the 75% gross income test for the taxable year or (2) the amount by which it fails the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect its profitability.

•
If PECO fails to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, and it qualifies for and satisfy certain cure provisions, then PECO will be required to pay a tax equal to the greater of $50,000 or the product of (1) the net income generated by the nonqualifying assets during the period in which it failed to satisfy the asset tests and (2) the highest U.S. federal income tax rate then applicable to corporations.

•
If PECO fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, PECO may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

•
If PECO fails to qualify for taxation as a REIT because it failed to distribute by the end of the relevant year any earnings and profits PECO inherited from a taxable C corporation during the year (e.g., by tax-free merger or tax-free liquidation), and the failure is not due to fraud with intent to evade tax, PECO generally may retain its REIT status by paying a special distribution, but it will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits.

•
PECO may be required to pay monetary penalties to the IRS in certain circumstances, including if PECO fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of its stockholders, as described below in “—Requirements for Qualification as a REIT.”

•
PECO will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if it fails to distribute during each calendar year at least the sum of 85% of its REIT ordinary income for the year, 95% of its REIT capital gain net income for the year; and any undistributed taxable income from prior taxable years.

•
PECO will be subject to a 100% penalty tax on some payments it receives or on certain other amounts (or on certain expenses deducted by its taxable REIT subsidiaries (“TRSs”)) if arrangements among PECO, its tenants and/or its TRSs are not comparable to similar arrangements among unrelated parties.

•
PECO may be subject to tax on gain recognized in a taxable disposition of assets acquired by way of a tax-free merger or other tax-free reorganization with a non-REIT corporation or a tax-free liquidation of a non-REIT corporation into PECO. Specifically, to the extent PECO acquires any asset from a C corporation in a carry-over basis transaction and it subsequently recognizes gain on a disposition of such asset during a five-year period beginning on the date on which PECO acquired the asset, then, to the extent of any “built-in gain,” such gain will be subject to U.S. federal income tax at the highest regular corporate tax rate, which is currently 21%. Built-in gain means the excess of (1) the fair market value of the asset as of the beginning of the applicable recognition period over (2) its adjusted basis in such asset as of the beginning of such recognition period. See “—Tax on Built-in Gains of Former C Corporation Assets.”

•
PECO may elect to retain and pay income tax on its net long-term capital gain. In that case, a stockholder would: (1) include its proportionate share of its undistributed long-term capital gain (to the extent PECO makes a timely designation of such gain to the stockholder) in its income, (2) be deemed to have paid its proportionate share of the tax that PECO paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid, with an adjustment made to increase the stockholders’ basis in its stock by the difference between (a) the amount of capital gain included in income and (b) the amount of tax deemed paid by the stockholder.

•
PECO may have subsidiaries or own interests in other lower-tier entities that are C corporations that will elect, jointly with PECO, to be treated as its TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, PECO and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and foreign income, franchise, property and other taxes on assets and operations. PECO could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT. PECO elected to be taxed as a REIT under the Code effective with its taxable year ended December 31, 2010. In order to have so qualified, PECO must have met and must continue to meet the requirements discussed below, relating to its organization, ownership, sources of income, nature of assets and distributions of income to stockholders, beginning with PECO’s taxable year ended December 31, 2010, unless otherwise noted.
The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals,” as defined in the Code to include specified entities;

(7)
that makes an election to be taxable as a REIT, or has made this election for a previous taxable year, which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.
Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in PECO’s case, was its taxable year ended December 31, 2010). For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.
PECO believes that it has sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, its charter provides restrictions regarding the transfer of shares of its capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that PECO will be able to satisfy these share ownership requirements
To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If PECO complies with the annual letters requirement and PECO does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then PECO will be treated as having met condition (6) above.
PECO has complied with condition (7) above by making its REIT election as part of its U.S. federal income tax return for its taxable year ended December 31, 2010. PECO’s ability to maintain its REIT status could be impacted if it is determined to have become a “successor” to another REIT whose REIT election has been terminated. PECO generally intends to avoid successor status with respect to any other REITs so that any infirmities with respect to any such other REIT’s qualification do not impact PECO’s ability to elect REIT status. For purposes of condition (8) above, PECO will use a calendar year for U.S. federal income tax purposes, and it intends to comply with the applicable recordkeeping requirements.

Non-REIT Accumulated Earnings and Profits
As a REIT, PECO may not have any undistributed non-REIT earnings and profits at the end of any taxable year, including its first REIT taxable year ended December 31, 2010. PECO believes that it has never had any undistributed non-REIT earnings and profits at year-end and it does not currently expect to have any non-REIT earnings and profit. However, PECO is not precluded from acquiring a non-REIT corporation in a manner that causes it to succeed to its non-REIT earnings and profits, in which case PECO would need to distribute or otherwise eliminate such earnings and profits by year-end. If it is subsequently determined that PECO had undistributed non-REIT earnings and profits as of the end of its first taxable year as a REIT or at the end of any subsequent taxable year, PECO could fail to qualify as a REIT.
Taxable REIT Subsidiaries
A TRS is a corporation in which PECO directly or indirectly owns stock and that jointly with PECO elects to be treated as its TRS under Section 856(l) of the Code. In addition, if PECO’s TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as PECO’s TRS. A TRS is subject to U.S. federal income tax and state and local income tax, where applicable, as a regular C corporation.
Generally, a TRS can engage in activities that, if conducted by PECO other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, PECO will be obligated to pay a 100% penalty tax on some payments that it receives or certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among PECO, its tenants and/or the TRS are not comparable to similar arrangements among unrelated parties.
PECO owns and may continue to own interests in one or more TRSs that may perform certain services for PECO’s tenants, receive management fee income and/or hold interests in joint ventures and private equity real estate funds that might hold assets or generate income that could cause PECO to fail the REIT income or asset tests or subject it to the 100% tax on prohibited transactions. PECO’s TRSs may incur significant amounts of U.S. federal, state and local income taxes and, if doing business or owning property outside of the United States, significant non-U.S. taxes.
Subsidiary REITs
If any REIT in which PECO acquires an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect its ability to satisfy the various asset and gross requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described below.
Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT
A REIT that is a partner in a partnership (or a member of a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs, as described below. Thus, PECO’s proportionate share of the assets and items of income of its operating partnership, including PECO’s operating partnership’s share of the assets, liabilities and items of income of any subsidiary partnership (or other entity treated as a partnership for U.S. federal income tax purposes) in which its operating partnership holds an interest, will be treated as PECO’s assets, liabilities and items of income for purposes of applying the REIT income and asset tests. As a result, to the extent that PECO’s operating partnership holds interests in partnerships that it does not control, its operating partnership may need to hold such interests through TRSs.
If a REIT owns a corporate subsidiary (including an entity that is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Qualified REIT subsidiaries will not be subject to U.S. federal income taxation, but may be subject to state and local taxation in some states. Certain other entities also may be disregarded as separate for their owners for U.S. federal income tax purposes, generally including any unincorporated entity that would be treated as a partnership for U.S. federal income tax purposes if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.

Income Tests Applicable to REITs
To qualify as a REIT, PECO must satisfy two gross income tests annually. First, at least 75% of its gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate assets other than certain debt instruments of publicly offered REITs and personal property treated as real estate assets, as discussed below, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for the 75% test.  Second, at least 95% of PECO’s gross income for each taxable year, excluding gross income from prohibited transactions and certain other income and gains described below, must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities.
Rents PECO receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the leased space of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, PECO may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, PECO may not provide “impermissible services” to tenants (except through an independent contractor from whom it derives no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to PECO of providing the service. If the impermissible tenant service income exceeds 1% of its total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of PECO’s total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.
PECO has not derived, and does not anticipate deriving, rents based in whole or in part on the income or profits of any person, rents from related party tenants and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property in sufficient amounts to jeopardize its status as REIT. PECO also has not derived, and does not anticipate deriving, impermissible tenant service income that exceeds 1% of its total income from any property if the treatment of the rents from such property as nonqualifying rents would jeopardize its status as a REIT. PECO’s operating partnership and its subsidiaries may receive other amounts of nonqualifying income, such as management fees, but PECO intends to structure its interests in those sources of nonqualifying income as needed to preserve its REIT status, such as by conducting management activities that might earn excessive amounts of management fees though a TRS.
If PECO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, PECO may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if PECO’s failure to meet the tests is due to reasonable cause and not due to willful neglect, it attaches a schedule of the sources of its income to its federal income tax return and otherwise complies with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances PECO would be entitled to the benefit of these relief provisions. For example, if PECO fails to satisfy the gross income tests because nonqualifying income that PECO intentionally incurs unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that PECO’s failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving PECO, it will fail to qualify as a REIT. Even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs
At the close of each quarter of PECO’s taxable year, it must satisfy five tests relating to the nature of its assets:

(1)
at least 75% of the value of PECO’s total assets must be represented by real estate assets, cash, cash items and U.S. Government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interest in real property and, for taxable years beginning on or after January 1, 2016, personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, and stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of PECO’s stock or certain debt and, for tax years beginning on or after January 1, 2016, debt instruments issued by publicly offered REITs;

(2)	not more than 25% of the value of PECO’s total assets may be represented by securities other than those in the 75% asset class;

(3)
except for equity investments in REITs, qualified REIT subsidiaries, other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of PECO’s TRSs, the value of any one issuer’s securities owned by PECO may not exceed 5% of the value of its total assets; PECO may not own more than 10% of any one issuer’s outstanding voting securities; and PECO may not own more than 10% of the value of the outstanding securities of any one issuer;

(4)
not more than 25% (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning on or after January 1, 2018) of the value of PECO’s total assets may be represented by securities of one or more TRSs; and

(5)
not more than 25% (for taxable years beginning on or after January 1, 2016) of the value of PECO’s total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.
PECO believes that its assets comply and have complied with the above asset tests and that PECO can operate so that it can continue to comply with those tests. However, PECO’s ability to satisfy these asset tests will depend upon its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination and for which PECO will not obtain independent appraisals. For example, PECO may hold significant assets through its TRSs or hold significant non-real estate assets, and PECO cannot provide any assurance that the IRS might not disagree with its determinations.
After initially meeting the asset tests at the close of any quarter, PECO will not lose its status as a REIT if PECO fails to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets (including changes in relative values as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. PECO intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. If PECO fails the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, PECO may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which its identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of its assets at the end of the relevant quarter or $10,000,000. If PECO fails any of the other asset tests, or its failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following its identification of the failure, PECO filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, PECO will be permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which its identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests. If PECO relies on this reasonable cause cure provision to cure a violation of the asset tests, PECO also must pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which PECO failed to satisfy the relevant asset test and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.
Annual Distribution Requirements Applicable to REITs
To qualify as a REIT, PECO is required to distribute dividends, other than capital gain dividends, to its stockholders each year in an amount at least equal to (1) the sum of (a) 90% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) PECO recognizes during the applicable recognition period that existed on an asset at the time PECO acquired it from a C corporation in a carry-over basis transaction will be included in its REIT taxable income. See “—Tax on Built-in Gains of Former C Corporation Assets” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before PECO timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made. In addition, any dividend that PECO declares in October, November or December of any calendar year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by it and received by the stockholder on December 31 of such year, if such dividend is actually paid during January of the following calendar year.
For taxable years beginning before January 1, 2015, in order for distributions of a “publicly offered REIT” to be counted as satisfying the annual distribution requirements for REITs, and to provide the REIT with a REIT level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in PECO’s organizational documents. For taxable years beginning on or after January 1, 2015, this the limitation for “preferential dividends” does not apply to “publicly offered REITs.” PECO believes that it has been, is and will continue to be, a “publicly offered REIT” and, therefore, is not subject to this limitation (other than for taxable years beginning before January 1, 2015). Any non-publicly offered REIT in which PECO invests would be subject to the preferential dividend rule regardless of the date of the distribution.
Pursuant to an IRS ruling, the prohibition on preferential dividends applicable to taxable years beginning before January 1, 2015 did not prohibit REITs from offering shares under a distribution reinvestment plan at discounts of up to 5% of fair market value, but a discount in excess of 5% of the fair market value of the shares would have been considered a preferential dividend. Any discount that we offered under a distribution reinvestment plan before January 1, 2015 was intended to fall within the safe harbor for such discounts set forth in the IRS ruling; however, because PECO’s common stock was not regularly traded on an established securities market, the fair market value of PECO’s common stock was not susceptible to a definitive determination. If the discount in the purchase price under a dividend reinvestment plan in effect prior to the listing of PECO’s stock taxable years beginning before January 1, 2015 is determined to have exceeded 5% at any time, we could fail to qualify as a REIT for any such affected year. See “—Failure to Qualify as a REIT.”
Preferential dividends could have included certain share repurchases before January 1, 2015 that were taxed to the selling shareholder in the same manner as a regular distribution (e.g., as a taxable dividend to the extent paid out of earnings and profits), rather than as a sale or exchange. However, we believe that such share repurchases were properly treated as sales or exchanges for federal income tax purposes, and in any event that treatment of such repurchases as preferential dividends would not have prevented us from satisfying the REIT distribution requirements.
To the extent that PECO does not distribute (and is not deemed to have distributed) all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, PECO will be subject to regular U.S. federal corporate income tax on these retained amounts.
PECO will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if PECO fails to distribute during each calendar year at least the sum of:

(1)	85% of its REIT ordinary income for the year;

(2)	95% of its REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.
A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.
PECO believes it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements.
PECO anticipates that PECO will generally have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement and to distribute such greater amount as may be necessary to avoid U.S. federal income and excise taxes. It is possible, however, that, from time to time, PECO may not have sufficient cash or other liquid assets to fund required distributions as a result, for example, of differences in timing between its cash flow, the receipt of income for GAAP purposes and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, limitations on interest or net operating loss deductibility, the creation of reserves, payment of required debt service or amortization payments, or the need to make additional investments in qualifying real estate assets. The insufficiency of PECO’s cash flow to cover its distribution requirements could require PECO to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, (4) pay dividends in the form of taxable stock dividends or (5) use cash reserves, in order to comply with the REIT distribution requirements. Under some circumstances, PECO may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. PECO will refer to such dividends as “deficiency dividends.” Thus, PECO may be able to avoid being taxed on amounts distributed as deficiency dividends. PECO will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
Tax on Built-in Gains of Former C Corporation Assets
If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code), the REIT may be subject to an entity-level tax upon a taxable disposition during a 5-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate, which is currently 21%, to the lesser of (1) the excess, if any, of the asset’s fair market value over the REIT’s basis in the asset on the acquisition date, or (2) the gain recognized by the REIT in the disposition. The amount described in clause (1) is referred to as “built-in gain.” PECO does not believe it has acquired any assets the disposition of which would be subject to the built-in gains tax but are not foreclosed from doing so in the future.
Prohibited Transactions
Net income derived from prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. PECO has conducted and intends to continue to conduct its operations so that no asset that PECO owns (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers and that a sale of any such asset will not be treated as having been in the ordinary course of its business. PECO intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with its investment objectives, however, no assurance can be given that any particular property in which PECO holds a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporation, although such income will be subject to regular U.S. federal corporate income tax. The potential application of the prohibited transactions tax could cause PECO to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to PECO (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.
Foreclosure Property
Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75%

gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.
Hedging Transactions and Foreign Currency Gains
PECO may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction, including gain from the disposition or termination of such a transaction, (1) made in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by PECO to acquire or own real estate assets, (2) entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property that generates such income or gain), or, (3) for taxable years beginning after December 31, 2015, that hedges against transactions described in clause (1) or (2) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (1) or (2), and which complies with certain identification requirements, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent PECO enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. PECO intends to structure any hedging transactions in a manner that does not jeopardize its ability to qualify as a REIT.
In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided PECO does not deal in or engage in substantial and regular trading in securities.
Investments in Loans
Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time PECO committed to acquire the loan, which may be the case, for instance, if PECO acquires a “distressed” mortgage loan, including with a view to acquiring the collateral, a portion of the interest accrued during the year will not be qualifying income for purposes of the 75% gross income test applicable to REITs and a portion of such loan will not be a qualifying real estate asset. Furthermore, PECO may be required to retest modified loans that PECO holds to determine if the modified loan is adequately secured by real property as of the modification date. If the IRS were to assert successfully that any mortgage loans PECO holds were not properly secured by real estate or that the value of the real estate collateral (at the time of commitment or retesting) was otherwise less than the amount of the loan, PECO could, as mentioned, earn income that is not qualifying for the 75% income test and also be treated as holding a non-real estate investment in whole or part, which could result in its failure to qualify as a REIT.  Notwithstanding the foregoing, for taxable years beginning after December 31, 2015, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.
While PECO does not currently expect to originate or acquire mortgage or mezzanine loans, PECO is not prohibited from doing so. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of PECO’s mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying mortgage loans for REIT purposes.
Tax Aspects of PECO’s Operating Partnership
In General
PECO will own all or substantially all of its assets through its operating partnership, and its operating partnership in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies. Except in the case of subsidiaries that have elected REIT or TRS status, PECO expects that its operating partnership and its partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general (and subject to the discussion below under “—Partnership Audit Rules”), entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities that are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. PECO will include in its income its allocable share of the foregoing items for purposes of computing its REIT taxable income. For purposes of applying the REIT income and asset tests, PECO will include its pro rata share of the income generated by and the assets held by the its operating partnership, including its operating partnership’s share of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on its capital interests in such entities. See “—Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT.”
PECO’s ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If PECO’s operating partnership or one or more of its subsidiary partnerships or limited liability companies that intended to be taxed as a partnership, were instead treated as an association, PECO would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent PECO from satisfying these tests. See “—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs.” This, in turn, could prevent PECO from qualifying as a REIT. See “—Failure to Qualify as a REIT” for a discussion of the effect of its failure to meet these tests for a taxable year.
PECO believes that its operating partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of PECO’s Operating Partnership” is based on such classification.
Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

•	interests in the partnership are traded on an established securities market; or

•	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.
A partnership will not be treated as a publicly traded partnership if it qualifies for certain safe harbors, one of which applies to certain partnerships with 100 or fewer partners. PECO believes that its operating partnership currently qualifies for this safe harbor, but it may exceed the 100 partners limit in future periods.
There is a risk that the right of a holder of operating partnership common units to redeem the units for cash (or common stock at its option) could cause operating partnership common units to be considered readily tradable on the substantial equivalent of a secondary market, and PECO’s operating partnership may not be eligible for a safe harbor at all times. If PECO’s operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted and will consist of “qualifying income” under Section 7704 of the Code. Qualifying income generally includes real property rents and other types of passive income. PECO believes that its operating partnership has had and will continue to have sufficient qualifying income so that it would be taxed as a partnership, even if it were classified as a publicly traded partnership. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, PECO does not believe that these differences will cause its operating partnership to fail the 90% qualifying income test applicable to publicly traded partnerships.
Allocations of Income, Gain, Loss and Deduction
A partnership or a limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes so long as the agreement provides for allocations that comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation pursuant to the agreement is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in PECO’s operating partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties
In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.
A significant portion of PECO’s operating partnership’s assets have book tax differences, including assets contributed by its operating partnership’s limited partners (or their predecessors). Consequently, the limited partnership agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code. As a result of such tax allocations and the carry-over basis of any assets PECO contributes to its operating partnership in the future, PECO may be allocated lower amounts of depreciation and other deductions for tax purposes, and possibly greater amounts of taxable income in the event of a disposition, as compared to its share of such items for economic or book purposes. Thus, these rules may cause PECO to recognize taxable income in excess of cash proceeds, which might adversely affect its ability to comply with the REIT distribution requirements. See “—Annual Distribution Requirements Applicable to REITs.”
Withholding Obligations with Respect to Non-U.S. Partners
With respect to any non-U.S. limited partner, PECO’s operating partnership generally will be required to withhold with respect to the non-U.S. limited partner’s share of PECO’s operating partnership income (with the rate varying based on the character of the items comprising the income and the status of the limited partner for U.S. federal income tax purposes), regardless of the amounts distributed to such non-U.S. limited partner. PECO will be liable for any under withholdings (including interest and penalties). PECO’s operating partnership will have to make the withholding payments in any event even if the withholding obligation exceeds a limited partner’s share of distributions. Unless it can recover the excess withholdings from the limited partner, PECO’s operating partnership will have to find other sources of cash to fund excess withholdings. PECO also generally must withhold at a rate not less than 10-15% on the amount realized if and when a non-U.S. holder of units in its operating partnership exercises its redemption rights and exchanges such units for PECO shares (or cash funded by PECO). PECO’s operating partnership also may be required to withhold on distributions made to a transferee who acquires operating partnership units from a non-U.S. holder if the transfer did not properly withhold respect to a non-U.S. transferor.
Partnership Audit Rules
Congress revised the rules applicable to federal income tax audits of partnerships (such as PECO’s operating partnership) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment (and thus potentially causing the partners at the time of the audit adjustment to bear taxes attributable to former partners). The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners (often referred to as a “push-out election”), subject to a higher rate of interest than otherwise would apply. Treasury Regulations provide that when a push-out election causes a partner that is itself a partnership to be assessed with its share of such additional taxes from the adjustment, such partnership may cause such additional taxes to be pushed out to its own partners.  In addition, these Treasury Regulations provide that when a push-out election affects a partner that is a REIT, such REIT may be able to use deficiency dividend procedures with respect to adjustments resulting from such election.  It is not entirely clear how the new rules will apply in practice, and it is not clear at this time what effect this new legislation will have on PECO’s operating partnership. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by PECO in the event of a federal income tax audit of PECO’s operating partnership or one of its subsidiary partnerships.
Failure to Qualify as a REIT
In the event PECO violates a provision of the Code that would result in PECO’s failure to qualify as a REIT, specified relief provisions will be available to PECO to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) PECO pays a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to PECO’s disqualification as a REIT for violations due to reasonable cause. It is not possible to state whether, in all circumstances, PECO will be entitled to this statutory relief. If PECO fails to qualify as a REIT in any taxable year, and the relief provisions of the Code do not apply, PECO will be subject to tax, including, for tax years beginning prior to January 1, 2018, any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to PECO’s stockholders in any year in which PECO is not a REIT will not be deductible by PECO, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to PECO’s stockholders will generally be taxable to stockholders who are individual U.S. stockholders at a current maximum rate of 20%, and dividends received by its corporate U.S. stockholders may be eligible for a dividends received deduction. Unless PECO is entitled to relief under specific statutory provisions, PECO will also be disqualified from re-electing REIT status for the four taxable years following a year during which qualification was lost.
Taxation of U.S. Holders
Dividends. As long as PECO qualifies as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of its current or accumulated earnings and profits that PECO does not designate as capital gain dividends. Distributions on PECO’s preferred stock will be treated as made out of any available earnings and profits in priority to distributions on its common stock.  Dividends paid to a non-corporate U.S. holder generally will not qualify for the preferential tax rate (currently 20%) for “qualified dividend income.” Qualified dividend income generally includes dividends paid to most U.S. non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because PECO is not generally subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its stockholders, its ordinary dividends generally will not be eligible for the 20% tax rate on qualified dividend income. As a result, PECO’s ordinary dividends will continue to be taxed at the higher tax rate applicable to ordinary income. However, under H.R. 1, known as the “Tax Cuts and Jobs Act” (the “TCJA”), for taxable years beginning after December 31, 2017 and before January 1, 2026, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.
The preferential tax rate for qualified dividend income will apply to PECO’s ordinary dividends (1) attributable to dividends received by PECO from taxable corporations, such as its TRSs, and (2) to the extent attributable to income upon which PECO has paid corporate income tax (e.g., to the extent that PECO distribute less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold its stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which its stock becomes ex-dividend.
Dividends paid to a corporate U.S. holder will not qualify for the dividends received deduction generally available to corporations. If PECO declare a distribution in October, November, or December of any year that is payable to a holder of record on a specified date in any such month, such distribution will be treated as both paid by PECO and received by the U.S. holder on December 31 of such year, provided that PECO actually pay the distribution during January of the following calendar year.
Distributions from PECO that are properly designated as capital gain dividends will be taxed to U.S. holders long-term capital gains, to the extent that they do not exceed PECO’s actual net capital gains for the taxable year, without regard to the period for which the U.S. holder has held its common stock. Corporate U.S. holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at a maximum current U.S. federal rate of 20%, in the case of U.S. holders who are individuals, and 21% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. holders who are individuals, trusts or estates, to the extent of previously claimed depreciation deductions.
PECO may elect to retain and pay income tax on the net long-term capital gain that PECO receives in a taxable year. In that case, PECO may elect to designate the retained amount as a capital gain dividend with the result that a U.S. holder would be taxed on its proportionate share of PECO’s undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax PECO paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of its undistributed long-term capital gain, minus its share of the tax PECO paid.
A U.S. holder will not incur tax on a distribution in excess of PECO’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. holder will recognize gain upon a distribution in excess of both PECO’s current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her stock as long-term capital gain if the shares of stock have been held for more than one year, or short-term capital gain, if the shares of stock have been held for one year or less.
Stockholders may not include in their own income tax returns any of PECO’s net operating losses or capital losses. Instead, these losses are generally carried over by PECO for potential offset against its future income. Taxable distributions from PECO and gain from the disposition of its stock will not be treated as passive activity income, and therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from PECO generally will be treated as investment income for purposes of the investment interest limitations. A U.S. holder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. PECO will notify stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
Dispositions of Stock
In general, a U.S. holder will recognize gain or loss upon a taxable disposition of PECO’s common stock in an amount equal to the difference between the amount of cash and the fair market value of any property received on the disposition and the U.S. holder’s adjusted tax basis in the common stock. Generally, the maximum tax rate on capital gains applicable to non-corporate taxpayers is currently 20% for sales and exchanges of capital assets held for more than one year and 37% for capital assets held for one year or less. However, a U.S. holder must treat any loss upon a sale or exchange of its stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from PECO that such U.S. holder treats as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of its common stock may be disallowed if the U.S. holder repurchases its common stock within 30 days before or after the disposition.
The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate taxpayers) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently 21%). A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
If a U.S. holder recognizes a loss upon a subsequent disposition of PECO’s common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of PECO’s common stock, or transactions that might be undertaken directly or indirectly by PECO. Moreover, you should be aware that PECO and other participants in transactions involving PECO (including its advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Medicare Tax
A U.S. person that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which currently is between $125,000 and $250,000, depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on PECO’s stock and gain from the sale of its stock. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in PECO’s common stock.
Information Reporting and Backup Withholding
PECO will report to its stockholders and to the IRS the amount of distributions PECO pays during each calendar year and the amount of tax PECO withholds, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of up to 24% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.
A U.S. holder who does not provide PECO with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. In addition, PECO may be required to withhold a portion of any dividends or capital gain distributions to any U.S. holders who fail to certify their non-foreign status to PECO. For a discussion of the backup withholding rules as applied to non-U.S. holders, see “—Taxation of Non-U.S. holders.”
Taxation of Non-U.S. Holders
The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. PECO urges non-U.S. holders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of PECO’s stock, including any reporting requirements. The rules below regarding distributions generally apply in the same manner regardless of whether the distribution is made in cash or is a taxable stock dividend.
Distributions
In General. A non-U.S. holder who receives a distribution that is not attributable to gain from PECO’s sale or exchange of “United States real property interests,” or USRPIs, and that PECO does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that PECO pays the distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend ordinarily will apply unless an applicable tax treaty, reduces or eliminates the tax. Under some treaties, lower withholding tax rates generally applicable to dividends do not apply to dividends from REITs (or are not as favorable for REIT dividends as compared to non-REIT dividends). However, if a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions, unless an applicable income tax treaty provides otherwise, and in the case of a corporate non-U.S. holder also may be subject to a branch profits tax at the rate of 30% (or lower treaty rate). In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of PECO common stock.
A non-U.S. holder generally will not be subject to U.S. federal income tax on a distribution not attributable to gain from PECO’s sale or exchange of a USRPI and in excess of PECO’s current and accumulated earnings and profits if the excess portion of the distribution does not exceed the non-U.S. holder’s adjusted basis in its stock. Instead, the excess portion of such a distribution will reduce the adjusted basis of that stock. A non-U.S. holder will be subject to U.S. federal income tax on a distribution that exceeds both PECO’s current and accumulated earnings and profits and the non-U.S. holder’s adjusted basis in its stock, if the non-U.S. holder otherwise would be subject to U.S. federal income tax on gain from the sale or disposition of its stock, as described below. As also discussed below, PECO may nevertheless withhold on such distributions even if the distributions are not ultimately subject to U.S. federal income tax. A non-U.S. holder may file to claim a refund to the extent that withholdings result in tax payments in excess of its U.S. federal income tax liability.
For U.S. federal income tax purposes, PECO generally plans to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distribution (other than distributions designated as capital gain dividends or distributions of USRPI gain subject to FIRPTA as discussed below) made to a non-U.S. holder unless the non-U.S. holder provides PECO with appropriate documentation:

•
evidencing that such non-U.S. holder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN or Form W-8BEN-E (in which case PECO will withhold at the lower treaty rate); or

•
claiming that the distribution is income that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, generally an IRS Form W-8ECI (in which case PECO will not withhold tax).

Additional withholding regulations may require PECO to withhold 15% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although PECO intends to withhold at a rate of 30% on the entire amount of any distribution (other than distributions subject to FIRPTA, as described above, and except to the extent an exemption or a lower rate of withholding applies), to the extent that PECO does not do so, PECO will withhold at a rate of 15% on any portion of such a distribution.
Distributions Attributable to the Sale or Exchange of Real Property. Except as discussed below with respect to “qualified shareholders” and “qualified foreign pension funds,” for any year in which PECO qualifies as a REIT, a non-U.S. holder will incur tax on distributions by PECO that are attributable to gain from its sale or exchange of USRPIs under special provisions of the U.S. federal income tax laws known as the Foreign Investment in Real Property Act, or FIRPTA. The term USRPIs includes interests in real property and shares in corporations at least 50% of whose real estate and business assets consist of interests in U.S. real property. Under those rules, a non-U.S. holder is taxed on distributions by PECO attributable to gain from sales of USRPIs as if the gain were effectively connected with a U.S. trade or business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at regular tax rates applicable to U.S. holders, subject to any applicable alternative minimum tax (although, under the TCJA, the corporate alternative minimum tax has been repealed for taxable years beginning after December 31, 2017). A corporate non-U.S. holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. PECO must withhold 21% of any distribution that is a distribution attributable to

USRPI gain and may be required to withhold 21% of any capital gain dividend (or amounts that could have been designated as a capital gain dividend) not otherwise subject to withholding as a distribution of USRPI gain. A non-U.S. holder may receive a credit against its tax liability for the amount PECO withholds.
Notwithstanding the foregoing, FIRPTA and the 21% withholding tax will not apply to any distribution with respect to any class of PECO’s stock that is regularly traded on an established securities market located in the United States if the recipient non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution. Instead, any distribution will be treated as an ordinary distribution subject to the rules discussed above. However, because PECO’s common stock is not regularly traded on an established securities market, this exception to FIRPTA does not apply to non-U.S. holders.
Dispositions of Stock. A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain on a disposition of PECO’s common stock as long PECO is a “domestically controlled REIT.” A REIT will be domestically controlled REIT if non-U.S. persons hold, directly or indirectly, less than 50% in value of its stock at all times during the five-year period ending on the date of disposition. For these purposes, beginning on December 18, 2015, a person holding less than 5% of any regularly traded classes of stock of a REIT for five years will be treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person. Because PECO’s common stock is not regularly traded on an established securities market, this presumption does not apply, and PECO cannot assure you that its non-U.S. ownership will be less than 50% at any time. PECO believes, but cannot guarantee, that it is and will continue to be a “domestically controlled REIT.”
Even if a REIT’s non-U.S. ownership remains under 50% for five years and the REIT otherwise meet the requirements of this rule, pursuant to “certain wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of its stock within a certain period prior to a distribution attributable to USRPI gain and directly or indirectly (including through certain affiliates) reacquires PECO’s stock within certain prescribed periods.
Regardless of the extent of PECO’s non-U.S. ownership, if PECO’s common stock is regularly traded on an established securities market, a non-U.S. holder will not incur tax under FIRPTA on a disposition of the shares if such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such class of stock. The testing period is the shorter of (1) the period during which the non-U.S. stockholder held the shares and (2) the five-year period ending on the disposition date. However, because PECO’s common stock is not regularly traded on an established securities market, this exception to FIRPTA does not apply to non-U.S. holders.
If the gain on the sale of PECO’s common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders subject to any applicable alternative minimum tax. Furthermore, a non-U.S. holder generally will incur U.S. federal income tax on gain not subject to FIRPTA if:

•
the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case, unless an applicable income tax treaty provides otherwise, the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation; or

•
the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains derived from sources within the United States (net of certain losses derived from sources within the United States), unless an applicable income tax treaty provides otherwise.

Qualified Shareholders. For periods on or after December 18, 2015, to the extent PECO’s stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a USRPI.  Thus, gain from the sale or exchange of PECO’s common stock (including distributions treated as gain from the sale or exchange of PECO’s common stock) will not be subject to tax unless such gain is treated as effectively connected with the qualified shareholder’s conduct of a U.S. trade or business. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI (and capital gain dividends and non-dividend distributions to such shareholder may be treated as ordinary dividends).  For these purposes, a qualified shareholder is generally a non-U.S. holder that (1)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (2) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (3) maintains records of persons holding 5% or more of the class of interests described in clauses (1)(A) or (1)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the “applicable percentage” of the qualified shareholder’s stock (with the “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of PECO’s common stock or with respect to a distribution from PECO attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder.  For these purposes, an “applicable investor” is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of PECO’s stock (applying certain constructive ownership rules).
Qualified Foreign Pension Funds. For periods on or after December 18, 2015, for FIRPTA purposes neither a “qualified foreign pension fund” nor any entity all of the interests of which are held by a qualified foreign pension fund (a “qualified controlled entity”) is treated as a non-U.S. holder.  For these purposes, a “qualified foreign pension fund” is an organization or arrangement (1) created or organized in a foreign country, (2) established by a foreign country (or one or more political subdivisions thereof) or one or more employers to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees as a result of, or in consideration for, services rendered, (3) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (4) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities and (5) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its income is deferred, or such income is excluded from its gross income or taxed at a reduced rate. Distributions received by qualified foreign pension funds and their wholly owned non-U.S. subsidiaries will be taxed as described above at “—Distributions-In General” regardless of whether the distribution is attributable to the sale of a USRPI. Gain of a qualified foreign pension fund or its wholly owned non-U.S. subsidiary treated as gain from the sale or exchange of PECO’s common stock as well as PECO’s capital gain dividends and distributions treated as gain from the sale or exchange of PECO’s stock under the rules described above at “—Distributions-In General” will not be subject to tax unless such gain is treated as effectively connected with the qualified foreign pension fund’s (or the subsidiary’s, as applicable) conduct of a U.S. trade or business, in which case the qualified foreign pension fund (or subsidiary) generally will be subject to tax at the graduated rates applicable to ordinary income, in the same manner as U.S. holders, unless an applicable income tax treaty provides otherwise, and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation. Proposed Treasury Regulations would provide, among other things, that interests in a qualified controlled entity may be held by one or more qualified foreign pension funds directly or indirectly through one or more qualified controlled entities. These regulations are generally proposed to apply after they are finalized; provided that taxpayers may be able to rely on them for transactions occurring on or after December 18, 2015 (and certain provisions of the proposed regulations are proposed to apply with respect to transactions occurring on or after June 6, 2019).
FATCA Withholding on Certain Foreign Accounts and Entities
The Foreign Account Tax Compliance Act, or FATCA, provisions of the Code together with administrative guidance and certain intergovernmental agreements entered into thereunder, impose a 30% withholding tax on certain types of U.S.-source passive payments (such as dividends and interest) made to “foreign financial institutions” and certain other non-U.S. entities unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. FATCA withholding may also apply to gross proceeds from the sale or other disposition of PECO’s common stock, although under recently released Proposed Treasury Regulations, no withholding would apply to such gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed regulations pending finalization. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. Investors in jurisdictions that have entered into intergovernmental agreements may, in lieu of foregoing requirements, be required to report such information to their home jurisdiction.   Prospective investors should consult their tax advisors regarding FATCA.
Information Reporting and Backup Withholding. The applicable withholding agent will report to PECO’s non-U.S. holders and the IRS the amount of dividends treated as paid during each calendar year and the amount of any tax withheld with respect to such payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement. In addition, a non-U.S. holder may be subject to backup withholding with respect to dividends paid on shares of PECO’s stock, unless the non-U.S. holder certifies that it is not a U.S. person or otherwise establishes an exemption. If the proceeds of a disposition of stock are paid by or through a U.S. office of a broker dealer, the payment is generally subject to U.S. information reporting and to backup withholding unless the disposing non-U.S. holder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker dealer, unless the payor has actual knowledge that the payee is a United States person. However, if the proceeds from a disposition of stock are paid to or through a foreign office of a U.S. broker dealer or a non-U.S. office of a foreign broker dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a foreign person 50% or more of whose gross income from all sources for a three year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the United States, then (A) backup withholding will apply only if the broker dealer has actual knowledge that the owner is not a non-U.S. holder, and (B) information reporting will apply unless the non-U.S. holder certifies its non-U.S. status. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.
State, Local and Foreign Taxes
PECO and/or holders of its stock may be subject to state, local and foreign taxation in various state or local or foreign jurisdictions, including those in which PECO transacts business or resides. The foreign, state and local tax treatment of PECO and of holders of its stock may not conform to the U.S. federal income tax considerations discussed above. Any foreign taxes incurred by PECO would not pass through to stockholders as a credit against their U.S. federal income tax liability. The TCJA also limits the ability of individual taxpayers to itemize deductions for state and local income, property and sales taxes to a combined total of $10,000 per year. Prospective investors should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in PECO’s common stock.
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to PECO and its stockholders may be enacted, amended or repealed. Changes to the U.S. federal income tax laws and to interpretations of the U.S. federal income tax laws could adversely affect an investment in PECO’s common stock.
The TCJA was signed into law on December 22, 2017. The TCJA made significant changes to the Code, including a number of provisions of the Code that affect the taxation of REITs and their stockholders. In addition to changes reflected in the discussion above, these changes include (but are not limited to) (i) certain new limitations on the deductibility of interest expense now apply, which limitations may affect the deductibility of interest paid or accrued by PECO or its TRSs; (ii) certain new limitations on net operating losses now apply, which limitations may affect net operating losses generated by PECO or its TRSs; and (iii) new accounting rules generally require PECO to recognize income items for federal income tax purposes no later than when PECO takes the item into account for financial statement purposes, which may accelerate its recognition of certain income items. The long term effect of the significant changes made by the TCJA remains uncertain, and additional administrative guidance will be required in order to fully evaluate the effect of many provisions. The effect of any technical corrections with respect to the TCJA could have an adverse effect on PECO or its stockholders.
PLAN OF DISTRIBUTION
We are offering up to $1,514,111,484 of shares of our common stock to our existing stockholders pursuant to our third amended and restated dividend reinvestment plan. Pursuant to the plan, stockholders may elect to have all or a portion of their distributions reinvested in additional shares of our common stock. The purchase price for shares purchased under the dividend reinvestment plan will be the most recent estimated value per share of our common stock established by our Board of Directors, which was $11.10 per share as of May 8, 2019. No selling commissions or dealer manager fees are payable on shares sold under our dividend reinvestment plan. For information with respect to enrollment in the dividend reinvestment plan, eligibility to participate, and termination of participation, see “Description of Dividend Reinvestment Plan.” For information with respect to the suitability standards applicable to this offering, see “Suitability Standards” immediately following the cover page of this prospectus.
LEGAL MATTERS
The validity of the shares of our common stock being offered hereby has been passed upon for us by Goodwin Procter LLP.
EXPERTS
The financial statements incorporated in this Prospectus by reference from Phillips Edison & Company, Inc. and subsidiaries’ Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You can access documents that are incorporated by reference into this prospectus on our website at www.phillipsedison.com. There is additional information about us and our affiliates on our website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of our website are not incorporated by reference in or otherwise a part of this prospectus.
We incorporate by reference in this prospectus the following information, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 13, 2019;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 filed with the SEC on May 10, 2019;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 filed with the SEC on August 12, 2019;

•	Current Report on Form 8-K filed with the SEC on June 17, 2019;

•	The description of our common stock contained in our Registration Statement on Form 8-A12G (Reg. No. 000-54691) filed with the SEC on April 30, 2012; and

•
All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until all of the securities offered under this prospectus are sold, except as to any portion of any future report or document that is deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:
Phillips Edison & Company, Inc.
Attention: Investor Relations
11501 Northlake Drive
Cincinnati, Ohio 45249
(833) 347-5717
Email: investorrelations@phillipsedison.com
The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including PECO, who file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult PECO’s website for more information about PECO at www.phillipsedison.com. Information included on this website is not incorporated by reference into this prospectus.
We have filed with the SEC a registration statement of which this prospectus forms a part. The registration statement registers the shares of our common stock to be issued to our stockholders under our dividend reinvestment plan. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may review a copy of the registration statement on the SEC’s website or on our website.

APPENDIX A

THIRD AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

Adopted October 31, 2019

Phillips Edison & Company, Inc., a Maryland corporation (the “Company”), has adopted a Third Amended and Restated Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1.	Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 136,406,440.

2.	Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.

3.
Distribution Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. The Company will not pay selling commissions on shares of Common Stock purchased in the DRP.

4.
Procedures for Participation. Qualifying stockholders may elect to become a Participant by completing and executing a dividend reinvestment form or any other Company-approved authorization form as may be available from the Company. To increase their participation, Participants must complete a new dividend reinvestment form. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s enrollment or authorization. Shares will be purchased under the DRP promptly after the date that the Company makes a Distribution. Distributions will be paid monthly as authorized by the Company’s board of directors and declared by the Company.

5.
Purchase of Shares. Participants will acquire Common Stock at a price equal to the estimated value of the Company’s Common Stock, as estimated by a third-party firm chosen by the board of directors for that purpose. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.

6.
Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7.	Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

8.	Reinvestment in Subsequent Programs.

(a)
After the termination of the issuance of Common Stock pursuant to the DRP, the Company may determine, in its sole discretion, to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Company and, if applicable, the Participant) invested through the DRP in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or any of its affiliates (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the DRP only if the following conditions are satisfied:

(i)
prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii)	a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);

(iii)	the offering and sale of such interests are qualified for sale under the applicable state securities laws;

A-1

(iv)	the Participant executes the subscription agreement included with the prospectus for the Subsequent Program;

(v)	the Participant qualifies under the applicable investor suitability standards as contained in the prospectus for the Subsequent Program; and

(vi)	the Subsequent Program has accepted an aggregate amount of subscriptions in excess of its minimum offering amount.

(b)
The Company may determine, in its sole discretion, to allow a participant in a Subsequent Program or any previous publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or any of its affiliates (each, an “Affiliated Program”) to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in shares of Common Stock through this DRP, if the following conditions are satisfied:

(i)
prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Affiliated Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii)	a registration statement covering the interests in the Affiliated Program has been declared effective under the Securities Act;

(iii)	the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv)	the Participant executes the subscription agreement included with the prospectus for the Affiliated Program; and

(v)	the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Affiliated Program.

9.	Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.

10.
Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof.

11.
Termination by Participant. A Participant may terminate participation in the DRP at any time by completing an Account Update Form and changing the amount of distributions to be reinvested in the DRP to zero. To be effective for any Distribution, such Account Update Form must be received by the Company at least ten business days prior to the last day of the month to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

12.
Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days’ written notice to the Participants. The Company may provide notice by including such information (a) in a current report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission, or (b) in a separate mailing to the participants.

13.	Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

14.	Governing Law. The DRP shall be governed by the laws of the State of Maryland.

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APPENDIX B

PHILLIPS EDISON & COMPANY REIT
DIVIDEND REINVESTMENT FORM

PHILLIPS EDISON & COMPANY®

By signing below, I agree that I have received the Prospectus and the Dividend Reinvestment Plan ("DRP") for Phillips Edison & Company, Inc. I elect to participate in the Dividend Reinvestment Plan described in the Prospectus and reinvest my cash distributions as follows:

☐ **Cash: __________%**

☐ **DRP: __________%**

TOTAL = 100 %

Phillips Edison & Company Account Number: ____________________

Regular Mail:
Phillips Edison & Company REIT
P.O. Box 219912, Kansas City, MO 64121-9912

Overnight Mail:
Phillips Edison & Company REIT c/o DST Systems, Inc.
430 W 7th St., Kansas City, MO 64105-1407

Fax (for non-custodial accounts only):
(877) 894-1127

INVESTOR ACCOUNT INFORMATION

INVESTOR NAME(S)

INVESTOR NAME(S)

PHONE NUMBER

☐☐☐ – ☐☐☐ – ☐☐☐☐

EMAIL ADDRESS

LAST 4 DIGITS OF PRIMARY ACCOUNT HOLDERS TIN/SSN (required)

☐☐☐☐

ACCOUNT NUMBER

☐☐☐☐☐☐☐☐☐☐

• I acknowledge that I have the duty to promptly notify Phillips Edison & Company and my broker-dealer in writing if, at any time during which I am participating in the Dividend Reinvestment Plan, I fail to meet the suitability requirements for making an investment in the company, as set forth in the Prospectus for the Dividend Reinvestment Plan.

ALL REGISTERED ACCOUNT OWNERS ARE REQUIRED TO SIGN

X

PRIMARY ACCOUNT OWNER | DATE

X

JOINT ACCOUNT OWNER (IF APPLICABLE) | DATE

<u>CUSTODIAL ACCOUNTS REQUIRE A MEDALLION ON STAMP GUARANTEE OR APPROVAL BY THE CUSTODIAN</u>

PECO-10-18-2019

Questions regarding your account should be directed to: **888.518.8073**

B-1

PHILLIPS EDISON & COMPANY, INC.

$1,514,111,484 of
Shares of Common Stock

PROSPECTUS

October 31, 2019

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth above. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.
Our shares are not FDIC insured, may lose value and are not bank guaranteed.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable by Phillips Edison & Company, Inc. (the “Company”) in connection with the distribution of the securities registered under the Company’s dividend reinvestment plan. All amounts are estimated except the Securities and Exchange Commission (“SEC”) registration fee.

Item	Amount
SEC registration fee	$196,531.67
Legal fees and expenses	30,000
Blue sky fees and expenses	15,000
Accounting fees and expenses	10,000
Other expenses	75,000
Total	$326,531.67
Item 15. Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The registrant’s charter contains provisions limiting the liability of directors and officers, to the maximum extent that Maryland law in effect from time to time permits, such that no present or former director or officer of the registrant shall be liable to the registrant or its stockholders for money damages.
The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which the registrant’s charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification is limited to expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
The registrant’s charter obligates the registrant, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the registrant and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while serving as a director or officer of the registrant and at the request of the registrant, serves or has served as a director or officer of another entity and who is made, or threatened to be made, party to the proceeding by reason of his or her service in that capacity. The registrant may, with the approval of the board of directors of the registrant, provide such indemnification and advancement of expenses to any other persons, including a person who served a predecessor of the registrant in any such capacities described above and permitted to be indemnified by Maryland law and in accordance with applicable law.

The partnership agreement of Phillips Edison Grocery Center Operating Partnership I, L.P., the partnership of which the registrant serves as the sole member of the sole general partner, also provides that the registrant, as general partner, is indemnified to the extent provided therein. The partnership agreement further provides that the registrant’s directors, officers and designees are indemnified to the extent provided therein.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The registrant has obtained an insurance policy under which its directors and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.
Item 16. Exhibits

Exhibit No.	Description
4.1	Fourth Articles of Amendment and Restatement of Phillips Edison & Company, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed July 15, 2014)
4.2	Articles of Amendment (incorporated by reference to Exhibit 3.3 to the registrant’s Annual Report on Form 10-K filed March 9, 2015)
4.3	Second Articles of Amendment (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed December 15, 2017)
4.4	Third Articles of Amendment (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed November 19, 2018)
4.5	Fourth Amended and Restated Bylaws of Phillips Edison & Company, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed July 18, 2018)
4.6
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 1, 2010)

4.7	Third Amended and Restated Dividend Reinvestment Plan, included as Appendix A to prospectus
4.8	Form of Dividend Reinvestment Form, included as Appendix B to prospectus
5.1	Opinion of Goodwin Procter LLP regarding the legality of the securities being registered
8.1	Opinion of Goodwin Procter LLP regarding tax matters
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.3	Consent of Goodwin Procter LLP (included in Exhibit 8.1)
24.1	Power of Attorney, included on the signature pages of this Registration Statement
Item 17. Undertakings
The undersigned registrant hereby undertakes as follows:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)
That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 31, 2019.

PHILLIPS EDISON & COMPANY, INC.

By:	/s/ JEFFREY S. EDISON
Jeffrey S. Edison
Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN AND WOMEN BY THESE PRESENTS that each of the undersigned directors and officers of Phillips Edison & Company, Inc., a Maryland corporation, which is filing a registration statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 hereby constitutes and appoints Jeffrey S. Edison, John P. Caulfield and Tanya Brady, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JEFFREY S. EDISON	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 31, 2019
Jeffrey S. Edison

/s/ JOHN P. CAULFIELD	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 31, 2019
John P. Caulfield

/s/ JENNIFER L. ROBISON	Chief Accounting Officer (Principal Accounting Officer)	October 31, 2019
Jennifer L. Robison

/s/ LESLIE T. CHAO	Director	October 31, 2019
Leslie T. Chao

/s/ DAVID W. GARRISON	Director	October 31, 2019
David W. Garrison

/s/ PAUL J. MASSEY, JR.	Director	October 31, 2019
Paul J. Massey, Jr.

/s/ STEPHEN R. QUAZZO	Director	October 31, 2019
Stephen R. Quazzo

/s/ JOHN A. STRONG	Director	October 31, 2019
John A. Strong

/s/ GREGORY S. WOOD	Director	October 31, 2019
Gregory S. Wood